EXHIBIT 23.1

      CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14843) pertaining to the Amended and Restated Inference Corporation 1993 Stock Option Plan, (Form S-8 No. 333-01416) pertaining to the Amended and Restated Inference Corporation 1993 Stock Option Plan, Fourth Amended and Restated Inference Corporation Incentive Stock Option Plan and Inference Corporation Nonstatutory Stock Option Plan and Stock Option Agreements, and (Form S-8 No. 333-08451) pertaining to the Inference Corporation Employee Stock Purchase Plan of our report dated February 18, 2000, except for
Note 12, as to which the date is March 16, 2000, with respect to the consolidated financial statements of Inference Corporation included in the Annual Report (Form 10-K) for the year ended January 31, 2000.

                                   /s/ ERNST & YOUNG LLP


Sacramento, California
April 5, 2000